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                                                                   Exhibit 10.22


                             DISTRIBUTION AGREEMENT

         This DISTRIBUTION AGREEMENT is made and entered into as of the 22nd day of August, 2000, by and between Motorola, Inc. ("Motorola") and GMP|Genetics, Inc. ("GMP|Genetics").

                                    RECITALS

         Whereas Motorola owns certain Biological Microarray technologies and will be producing Biological Microarrays for sale to customers for use in genetic analyses;

         Whereas GMP|Genetics has the exclusive license to certain technologies that permit it to separate genes from diploid to haploid state for genetic analyses; and

         Whereas the parties desire to enter into a strategic distribution relationship pursuant to which Motorola shall invest in GMP|Genetics and GMP|Genetics shall make available to Motorola these genetic analysis technologies to process samples to be used by customers of Motorola who have purchased its Biological Microarrays, all upon the terms and conditions set forth herein.

         Now therefore, based upon the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                   AGREEMENTS

1.       Definitions:

"BioChips" shall mean Biological Microarrays manufactured by or for Motorola.

"Biological Microarrays" shall mean an instrument that utilizes biomolecules to produce genetic analysis using microarray technology. It shall include such devices that incorporate microfluidics, electrical detection and electrically-enhanced hybridization, microbead technology and built-in sample preparation and amplification. It shall not include micro-titer plates, macro-volume solution-based assays and other genetic analysis techniques that do not employ microarray technology.

"Commercial Field" shall mean any use of Biological Microarrays and GMP Conversion Technology(TM), or the genetic analyses derived from their use, to generate revenues from such activities other than within the Research Field.

"GMP Conversion Technology(TM)" shall mean those certain technologies licensed to or developed by GMP|Genetics that permit it to separate genes from diploid to haploid state for genetic analysis.

 "Research Field" shall mean the use of the GMP Conversion Technology(TM) in connection with: (i) a customer's or potential customer's internal research and development program and not for resale in any manner, or (ii) use by a university or other accredited research, training or not-for-profit institution, whether or not such institution receives compensation for such activities. The description or labeling of either BioChips or GMP Conversion Technology(TM) "for research use only" as part of an effort to comply with government regulatory requirements shall not be considered determinative in deciding whether their use meets this definition.

2. Motorola hereby agrees to purchase 66,667 shares of GMP|Genetics $0.001 par value common stock at a purchase price of $15.00 per share for a total purchase price of $1,000,005, all as more fully described in the Stock Purchase Agreement of even date between Motorola and GMP|Genetics, a copy of which is attached hereto as Exhibit A (the "Stock Purchase Agreement").


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3.       Motorola hereby pays to GMP|Genetics an additional $2,000,000 for the
grant of the strategic distribution rights described in Paragraph 4 below.

4.       Distribution Rights:

a. General. GMP|Genetics agrees that for a period of twenty-seven (27) months ending on December 31, 2002 (the "Exclusivity Period"), Motorola shall be entitled to offer, and GMP|Genetics shall provide, processing of specimens using the GMP Conversion Technology(TM) for Motorola customers who indicate that the processed specimens will be used with BioChips. During such time period GMP|Genetics agrees not to knowingly process specimens for subsequent use with any other Biological Microarrays in the Commercial Field. The parties acknowledge that GMPGenetics has certain obligations to Myriad Genetic Laboratories, Inc. ("Myriad"), pursuant to the Strategic Agreement entered into on July 15, 2000 between GMPGenetics and Myriad, which obligations shall be excluded from the exclusivity granted to Motorola under the preceding sentence. In the event that Myriad desires to use GMP Conversion Technology in connection with Biological Microarrays, GMPGenetics shall use commercially reasonable efforts to encourage Myriad to use BioChips in connection with its Biological Microarrays.

b.       GMP|Genetics Obligations.

         (i) Specimen Processing. For Motorola BioChip customers, GMP|Genetics shall, during the Exclusivity Period, process specimens in accordance with its standard procedures and standard terms and conditions. GMP|Genetics shall charge such customers the lower of: (A) the then current list price for processing requested for commercial purposes (i.e. outside the Research Field), or (B) the price charged for similar specimen processing for commercial purposes. The initial price list is attached hereto as Exhibit C and may be updated periodically by GMP|Genetics. For each specimen submitted to GMP|Genetics that is identified for the Commercial Field using BioChips, GMP|Genetics shall use all reasonable efforts to immediately initiate the processing for such specimens, which in no event shall be any different from the processing received by other GMP|Genetics customers.

         (ii) Payments to Motorola. GMP|Genetics shall pay Motorola fifteen percent (15%) of the price it receives from BioChip customers that identify themselves as using GMP Conversion Technology(TM) in connection with subsequent use of Bio Chips analysis during the Exclusivity Period within the Commercial Field. Such payments shall be made quarterly, within thirty (30) days following the end of each calendar quarter. GMP|Genetics shall maintain reasonable records to allow Motorola to verify the accuracy of such payments.

         (iii)    Other Agreements of GMP|Genetics.

                  (A) In the event GMP|Genetics, during the Exclusivity Period, requires Biological Microarrays for its own internal use, or in conjunction with a service business it provides its customers. GMP|Genetics agrees to use BioChips, so long as: (1) BioChips are reasonably capable of meeting the requirements of GMP|Genetics, (2) Motorola's prices are comparable to those offered by other suppliers of similar products, and (3) Motorola provides the BioChips and related systems to GMP|Genetics at prices as least as favorable as Motorola offers other customers requiring similar quantities of BioChips. Motorola shall, without charge, provide GMPGenetics access to BioChips systems at Motorola's facilities, from time to time, for the purpose of evaluating the effectiveness of GMP Conversion Technology with BioChips. Pricing for any BioChips in connection therewith and pricing for acquiring the use of BioChip systems at GMPGenetics' facilities shall be at prices as least as favorable as Motorola offers any other similar customers.


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                  (B)      In the event Motorola requires GMP Conversion
Technology(TM) during the Exclusivity Period, either for its own internal use or for a service business, GMP|Genetics agrees to process specimens for Motorola at the same price as that offered to Motorola's BioChip Customers.

                  (C) In the event GMP|Genetics elects to license its GMP Conversion Technology(TM) to a third party, GMP|Genetics shall ensure that such license shall contain the same restrictions on use of GMP Conversion Technology(TM) with Biological Microarrays in the Commercial Field as are set forth in this Agreement.

d. License Option. If, after the Exclusivity Period, GMP|Genetics elects to discontinue the operation of its laboratory services providing GMP Conversion Technology(TM) or otherwise elects to operate its business in a manner that makes GMP Conversion Technology(TM) unavailable to Motorola's BioChip customers, Motorola shall have the option to obtain a non-exclusive license (without the right to sublicense) to GMP Conversion Technology(TM) on commercially reasonable terms for use solely with BioChips. In the alternative, if GMP|Genetics elects to exclusively license GMP Conversion Technology(TM) to a third party, such third party shall either agree to the provisions of the first sentence of this Paragraph 4d or Motorola shall have the right to obtain such a sublicense from GMP|Genetics prior to the license being granted to the third party. This Paragraph 4d shall survive any termination of this Agreement.

5. The parties agree that the exclusivity provisions of Paragraph 4 above shall, at the option of GMP|Genetics, be applicable only so long as the number of genetic specimens presented to GMP|Genetics for GMP Conversion Technology(TM) processing and subsequent use with Biochips in any given period described on Exhibit B, attached hereto and incorporated herein by reference, meet or exceed the number of tests described in Exhibit B for the applicable period. If GMP|Genetics elects to terminate such exclusivity as a result of the failure to meet such minimal specimen processing in any given period, it shall notify Motorola of such decision, in writing, and return to Motorola that fraction of the $2,000,000 equal to the number of months remaining until January, 2003, divided by 27. In addition, the parties agree that GMP|Genetics shall be under no obligation to Motorola with respect to the use of GMP Conversion Technology(TM) (i) in conjunction with other genetic analysis techniques besides those described in Paragraph 4a above, or (ii) in the Research Field in conjunction with any technology, including Biological Microarrays.

6. The parties shall develop and implement a joint marketing plan for BioChip customers and potential customers to utilize the GMP Conversion Technology(TM) process. Such a plan would include the publication of the availability of the GMP Conversion Technology(TM) process for BioChips and the relationship of the parties. Motorola shall include the GMP Conversion Technology(TM) mark in its BioChip sales and promotional materials, in a form to be mutually agreed upon by the parties.

7. During the Exclusivity Period GMP|Genetics shall report to Motorola quarterly on the number of specimens processed for customers indicating that the results were to be used for BioChips in the Commercial Field.

8. All notices pertaining to this Agreement shall be in writing and sent certified mail, return receipt requested, or by other commercial delivery means to the parties at the following addresses or such other address as such party shall have furnished in writing to the other party as set forth on the signature page of the Agreement.

All payments to GMP|Genetics and any other related correspondence shall be in writing and sent to:

FOR GMP|Genetics: Charles Farrahar
Comptroller
GMPGenetics, Inc.
One East Broward Blvd.
Suite 1701
Fort Lauderdale, FL  33301


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9.       Miscellaneous.

a. In the event that any one or more of the provisions of this Agreement should be determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Any provision or provisions determined to be invalid, illegal or unenforceable shall be reformed to approximate as nearly as possible the intent of the parties, and if unreformable, shall be divisible and deleted.

b. The construction, performance, and execution of this Agreement shall be governed by the laws of the State of Delaware without regard to that State's conflict of law provisions. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement shall be addressed in the manner set forth in Section 10.1 of the Technology Development Agreement dated July 27, 2000 between Motorola and GMP Companies, Inc., the parent company of GMP|Genetics.

c. This Agreement and the documents referred to herein and in the documents attached hereto constitute the entire understanding between the parties with respect to the obligations of the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter.

d. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the authorized officials of the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

e. This Agreement is binding upon and shall inure to the benefit of each party, and its permitted successors and assignees. This Agreement shall not be assignable by either party without the written consent of the other party, which consent shall not be unreasonably withheld, except that either party shall have the right to assign this Agreement to a third party without the consent of the other party in the case of the sale or transfer of all, or substantially all, of its assets relating to its GMP Conversion Technology(TM) or BioChip business, as the case may be.

f. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF the respective parties hereto have executed this
Agreement by their duly authorized officers on the date appearing below their signatures.


MOTOROLA, INC.                               GMP|GENETICS, INC.



By:                                          By:
   ----------------------------------           -------------------------------
   Rudyard L. Istvan                            Bart Chernow, M.D.
   Senior Vice President and                    President
   President Motorola Future Business           GMP|Genetics, Inc.
   Motorola, Inc.                               One East Broward Boulevard
   1301 East Algonquin Road                     Suite 1701
   Schaumburg, IL 60196                         Fort Lauderdale, FL  33301



Exhibit A -  Stock Purchase Agreement
Exhibit B -  Processing Minimums to Maintain Exclusivity
Exhibit C -  Initial Pricing


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                                    EXHIBIT A

                            STOCK PURCHASE AGREEMENT



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                                    EXHIBIT B

                   PROCESSING MINIMUMS TO MAINTAIN EXCLUSIVITY

                  Period                             Number of Samples
         ---------------------------------           -----------------
         October 1, 2000 - June 30, 2001                    190

         July 1, 2001 - September 30, 2001                  150

         October 1, 2001 - December 31, 2001                300

         January 1, 2002 - March 31, 2002                   450

         April 1, 2002 - June 30, 2002                      600

         July 1, 2002 - September 30, 2002                  800

         October 1, 2002 - December 31, 2002               1000



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                                    EXHIBIT C

                  INITIAL PRICING FOR GMP CONVERSION TECHNOLOGY


                  Service                            Price

                  DNA                                $475

                  cDNA                               $75 additional

                  Cells                              $125 additional

                  Expression Analysis                To be determined

                  Haplotyping                        To be determined

         First 5 DNA samples are free.


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